Exhibit 99.1

Benihana Inc. Reports Second Fiscal Quarter 2011 Financial Results

MIAMI--(BUSINESS WIRE)--November 19, 2010--Benihana Inc. (NASDAQ: BNHNA)(NASDAQ: BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported financial results for its second fiscal quarter 2011 period ended October 10, 2010.

Richard C. Stockinger, Chairman, President and Chief Executive Officer, said, “We delivered a strong performance at the restaurant level in the second fiscal quarter. Top-line growth exhibited by our reinvigorated Benihana Teppanyaki brand, coupled with effective management of controllable expenses, resulted in a significant reduction in restaurant operating expenses. Excluding one-time general and administrative items totaling $4.3 million, income from operations would have been $0.3 million. We are also pleased with the traction we have gained thus far through our Renewal Program, including a 9.4% gain in guest counts during the current period, and are optimistic about achieving further sustained improvements in our results.”

Mr. Stockinger concluded, “With respect to our capital structure, we also strengthened our balance sheet by increasing our cash position by $1.5 million and paying down an additional $0.8 million of outstanding debt, resulting in total borrowings of $16.9 million and remaining availability of $19.3 million as of October 10, 2010. We remain disciplined in our capital deployment, targeting a handful of refurbishing projects while also positioning ourselves for expansion. Concurrent with our review of strategic alternatives, we firmly believe we can enhance value for all of our shareholders by building upon our success to date through the Renewal Program, as well as value-based promotions, media advertising and local marketing initiatives across all three restaurant concepts.”

Second Fiscal Quarter 2011 Financial Results

For the second fiscal quarter of 2011, total revenues increased 4.1% to $72.2 million from $69.3 million in the second fiscal quarter of 2010. Total restaurant sales increased 4.1% to $71.8 million from $69.0 million in the same period last year.

Company-wide comparable restaurant sales increased 4.7%, including 7.9% at Benihana Teppanyaki, but decreased 0.9% at RA Sushi and 1.0% at Haru. During the quarter, Benihana Teppanyaki represented approximately 66% of consolidated restaurant sales, while RA Sushi and Haru accounted for 24% and 10% of consolidated restaurant sales, respectively. There were a total of 1,160 store-operating weeks in the second fiscal quarter of 2011 compared to 1,179 store-operating weeks in the second fiscal quarter of 2010.

Cost of food and beverage sales for the second fiscal quarter of 2011 totaled $17.5 million, or 24.4% of restaurant sales, compared to $16.6 million, or 24.1% of restaurant sales, in the second fiscal quarter of 2010. The increase in cost as a percentage of sales is primarily due to improvements in the quality of food offerings associated with implementation of the Renewal Program, as well as various promotions offering Benihana Teppanyaki guests a meal for two at a set price.

Restaurant operating expenses for the second fiscal quarter of 2011 totaled $48.2 million, or 67.1% of restaurant sales, compared to $49.5 million, or 71.8% of restaurant sales, in the second fiscal quarter of 2010, reflecting improved cost and labor management in the current period in connection with the continued efforts of the Renewal Program.

General and administrative expenses for the second fiscal quarter of 2011 totaled $10.5 million, or 14.6% of restaurant revenues, compared to $5.0 million, or 7.2% of restaurant revenues, in the same period last year. During the second fiscal quarter of 2011, the Company incurred $0.1 million in higher corporate salaries as a result changes in Benihana Teppanyaki corporate operations and the regional manager and regional chef structure, $0.6 million in additional legal fees with respect to various legal items, and $0.2 million of expense related to the general claims liability.

The Company also incurred non-recurring costs totaling approximately $4.3 million in the second fiscal quarter of 2011, which consisted of $1.7 million related to various financial and operational consulting agreements, including services provided by our interim Chief Financial Officer, $1.5 million related to the execution of an accounting and payroll function outsourcing agreement, along with related accelerated depreciation expense and final contract settlement of the ERP system and severance costs, $0.9 million in advisory fees to respond to and ultimately settle the proxy contest in connection with the Annual Shareholders’ Meeting, and $0.2 million related to the write-off of abandoned projects.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of the Company, including, without limitation: risks related to the Company’s business strategy, including the Company’s Renewal Program and marketing programs; risks related to the Company’s ability to operate successfully in the current challenging economic environment; risks related to the Company’s efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings. The Company does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ GS: BNHN, BNHNA) is the nation's leading operator of Japanese theme and sushi restaurants with 97 restaurants nationwide, including 63 Benihana restaurants, nine Haru sushi restaurants, and 25 RA Sushi restaurants. In addition, 20 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean.

To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Benihana Inc. and Subsidiaries Sales by Concept (Unaudited) (In thousands)

	Three Periods Ended
	October 10,	October 11,	Percentage
	2010	2009	change
Comparable restaurant sales by concept:
Teppanyaki	$47,266	$43,796	7.9%
RA Sushi	16,918	17,071	-0.9%
Haru	7,411	7,489	-1.0%
Total comparable restaurant sales	$71,595	$68,356	4.7%

	Seven Periods Ended
	October 10,	October 11,	Percentage
	2010	2009	change
Total restaurant sales by concept:
Teppanyaki	$111,479	$105,941	5.2%
RA Sushi	38,995	39,178	-0.5%
Haru	17,792	17,623	1.0%
Total restaurant sales	$168,266	$162,742	3.4%

Benihana Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited) (In thousands)

	Three Periods Ended
	October 10,		October 11,
	2010		2009

Revenues:
Restaurant sales	$71,817	99.5%	$68,989	99.5%
Franchise fees and royalties	373	0.5%	359	0.5%
Total revenues	72,190	100.0%	69,348	100.0%

Restaurant Expenses:
Cost of food and beverage sales	17,504	24.2%	16,646	24.0%
Restaurant operating expenses	48,190	66.8%	49,516	71.4%
Restaurant opening costs	-	0.0%	160	0.2%
General and administrative expenses	10,504	14.6%	4,959	7.2%
Total operating expenses	76,198	105.6%	71,281	102.8%

(Loss) Income from operations	(4,008)	-5.6%	(1,933)	-2.8%
Interest income (expense), net	124	0.2%	(407)	-0.6%

Loss before income taxes	(3,884)	-5.4%	(2,340)	-3.4%
Income tax benefit	(882)	-1.2%	(1,501)	-2.2%

Net (Loss) Income	(3,002)		(839)
Less: Accretion of preferred stock issuance costs and preferred stock dividends	250		250

Net loss attributable to common stockholders	$(3,252)		$(1,089)

Loss Per Share
Basic loss per common share	$(0.21)		$(0.07)
Diluted loss per common share	$(0.21)		$(0.07)

Weighted Average Shares Outstanding
Basic	15,442		15,339
Diluted	15,442		15,339

Benihana Inc. and Subsidiaries Condensed Consolidated Statements of Earnings (Unaudited) (In thousands)

	Seven Periods Ended
	October 10,		October 11,
	2010		2009

Revenues:
Restaurant sales	$172,044	99.5%	$164,454	99.5%
Franchise fees and royalties	915	0.5%	866	0.5%
Total revenues	172,959	100.0%	165,320	100.0%

Restaurant Expenses:
Cost of food and beverage sales	42,099	24.3%	39,004	23.6%
Restaurant operating expenses	112,428	65.0%	112,917	68.3%
Restaurant opening costs	8	0.0%	1,063	0.6%
General and administrative expenses	19,901	11.5%	12,289	7.4%
Total operating expenses	174,436	100.9%	165,273	100.0%

(Loss) Income from operations	(1,477)	-0.9%	47	0.0%
Interest income (expense), net	(273)	-0.2%	(804)	-0.5%

Loss before income taxes	(1,750)	-1.0%	(757)	-0.5%
Income tax benefit	(357)	-0.2%	(1,010)	-0.6%

Net (Loss) Income	(1,393)		253
Less: Accretion of preferred stock issuance costs and preferred stock dividends	583		583

Net loss attributable to common stockholders	$(1,976)		$(330)

Loss Per Share
Basic loss per common share	$(0.13)		$(0.02)
Diluted loss per common share	$(0.13)		$(0.02)

Weighted Average Shares Outstanding
Basic	15,451		15,374
Diluted	15,451		15,374

Benihana Inc. and Subsidiaries Condensed Balance Sheet Data (Unaudited) (In thousands)

	October 10,	March 28,
	2010	2010
Assets
Cash and cash equivalents	$7,622	$2,558
Other current assets	14,416	13,149
Total current assets	22,038	15,707

Property and equipment, net	187,469	194,261
Goodwill	6,896	6,896
Other assets, net	14,768	17,226
Total assets	$231,171	$234,090

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current Liabilities:
Borrowings under line of credit	$16,923	$22,410
Other current liabilities	36,972	32,979
Total current liabilities	53,895	55,389

Other long term liabilities	15,312	15,362
Total liabilities	69,207	70,751

Convertible preferred stock	19,670	19,623

Stockholders’ Equity
Total stockholders’ equity	142,294	143,716
Total liabilities, convertible preferred stock and stockholders' equity	$231,171	$234,090

CONTACT:
ICR
Raphael Gross, 203-682-8253